Exhibit 10.27

Unofficial English Translation Solely for Convenience

Haizhong CWSF Boiler Sales Agency Agreement

Party A (Authorizer):	Qingdao Haizhong Enterprises Co. Ltd.

Party B (Agent):	Shaanxi Suo’ang Biological Science & Technology Co., Ltd.

In order to expand the market and sell “Haizhong” brand CWSF boiler, the Parties A and B, through negotiation and consent and on the basis of mutual benefit, have entered into the representative agency agreement as follows:

1,             Party B has the agent right to represent and sell “Haizhong” brand CWSF boiler in Tongchuan region, Xi’an, Shanxi province.  Party B shall not, during the term of this agreement, represent and sell other CWSF boiler similar to Party A’s; otherwise Party A has the right to terminate this representative agent agreement.

2,             To facilitate Party B in performing work externally, Party A agrees to let Party B sell “Haizhong” CWSF boiler under the name of “Qingdao Haizhong Enterprises Co. Ltd  Xi’an Business Office” and conduct business contracting and sales negotiation under Party A’s direction.  Party B shall be responsible for all [employee] benefits and labor insurance.  Party B shall not conduct any other activities under the aforementioned name; otherwise, Party B shall bear sole responsibility for the consequences.

3,             Party A shall actively support Party B in market business work and is obligated to provide Party B with business training and technical guidance, product introduction brochure, and timely information on new technologies and new techniques, product price and market developments.

4,             Party B may directly enter into boiler sales contract with customers.  However, without prior written authorization from Party A, Party B shall not use Party A’s name to enter into any other kind of letter of intent or contact directly with customers.  Party B shall make the equipment payment to Party A, in the amount stipulated in the contract entered into by Party B directly with customers, for Party A’s boiler equipment before such boiler equipment leaves Party A’s factory.

5,             Party B shall be responsible for the initial stage of market development and bear the market development cost on its own; Party A shall be responsible for the execution of formal sales contracts and carry out the work of equipment manufacturing, pre-sale technical support, installation tests and post-sale service set forth in the contracts.  During the term of fulfilling this agreement, Parties A and B must work with each other closely, support each other, and, especially during the construction period and in the area of recovering loans, must proactively cooperate and coordinate related work to ensure the smooth fulfillment of the contracts.

6,             Party B must notify Party A in advance when it develops business in regions beyond the one stipulated above and, with safeguarding Party A’s maximum interests as the basis, settle related matters through negotiation.

7,             Party B has the responsibility and obligation to maintain confidentiality for Party A on technical secrets and market secrets, promptly provide Party A with relevant information and intelligence feedback, forward usage or improvement suggestions from customers and take the initiative to offer its own suggestions according to the market developments and changes.  Party A must respond in a timely manner to matters raised by Party B.

8,             Whether during the term of being the representative agent or after its termination, [Party B] shall not reveal to any third party any of Party A’s commercial secrets, including IP, shall not make use of Party A’s technical documents in its own manufacturing of any product imitating Party A’s, and shall not infringe Party A’s patents and trademarks.

9,             With regard to the proceeds from sales completed independently by Party B, Party B confirms acceptance of the agent’s commission according to the provisions below:

(1)           When entering into a boiler sale contract, Party B shall receive a commission on the proceeds from the special equipment part of Haizhong boiler (boiler itself, burning device, jet gun; control panel, filter, mixer, ignition system, dust elimination device and dregs discharge device); the bottom price provided by Party A is the one 20% below Party A’s uniform price, and the portion above the bottom price is the total commission to be received by Party B (there is no commission on dust elimination device that is not manufactured by Party A).

(2)           In boiler sale contracts, there will be no commission from the proceeds of the sale of external auxiliary equipment for Haizhong boiler and from various contract fees (transportation fee, installation fee, engineering setup fees, customization labor fee and fees for technical support, testing, monitoring and service).

(3)           To maintain Party A’s market price image, Party B may raise, in its negotiation with customers, a maximum of 10% from the uniform price list on Haizhong boiler special equipment provided by Party A as the top price in the contracts, with 80% of the portion above the uniform price list as special commission to the business agent.

(4)           If, after contract negotiation, there are additional fees, above the standard price list, from addition of special equipment due to technical reasons, that additional fees shall not be considered the raised portion set forth in (3) above.

(5)           The payment of the aforementioned commission shall be made in proportion to the above rate, based on each payment amount from the customers.  Within 10 days after the payment from the customers is deposited into Party A’s account, Party B will issue formal agent’s invoice to Party A and Party A shall make corresponding commission payments to Party B (if Party B is not able to issue agent’s invoice, Party A shall withhold 6% of the total commission as invoice fee).

10,           Party B has the obligation to assist Party A in coordinating contract construction and demanding loan payments.

11,           Party A only has agent business management right with regard to Party B and shall have no legal liability for any economic activities beyond the scope of this agreement.

12,           Parties A and B must strictly carry out this agreement and have corresponding rights and obligations; either party that is in breach of this agreement shall bear responsibilities for the breach.

13,           This agreement shall take affect upon its execution and shall be valid for a period of 3 years after the date of execution.

14,           Other matters not covered in this agreement shall be settled through friendly negotiation between the two parties.

15,           The interests of Party B as the agent shall not be transferred.

16,           This agreement has one set of 2 copies, with one to each party, which are both legally binding.

Party A:	Qingdao Haizhong Enterprises Co. Ltd.

Legal Representative:	(Signature)

Date of Execution:	February 11, 2008

Party B:	Shaanxi Suo’ang Biological Science & Technology Co., Ltd.

Legal Representative:	(Signature)

Date of Execution:	February 11, 2008